THIS INSTRUMENT: (A) SECURES THE ORIGINAL PRINCIPAL AMOUNT OF THE NOTES HEREIN DESCRIBED AND ANY FUTURE ADVANCES UP TO A MAXIMUM PRINCIPAL AMOUNT OF SEVENTY-FIVE MILLION FOUR HUNDRED EIGHTY-TWO THOUSAND TWO HUNDRED FIFTY AND NO/100 DOLLARS ($75,482,250.00); AND (B) CONSTITUTES A CONTINUOUSLY PERFECTED UCC FIXTURE FINANCING STATEMENT FILED TO PERFECT A SECURITY INTEREST IN FIXTURES HEREIN GRANTED PURSUANT TO IND. CODE § 26-1-9.1-502 AND § 26-1-9.1-515 AND THE TERMS AND PROVISIONS HEREOF, AND IS TO BE FILED AND INDEXED IN THE REAL ESTATE RECORDS, AND ALSO TO BE INDEXED IN THE INDEX OF FIXTURE FINANCING STATEMENTS UNDER THE NAME OF THE MORTGAGOR, AS “DEBTOR”, AND MORTGAGEE, AS “SECURED PARTY”, AND THE ADDITIONAL INFORMATION SET FORTH IN ATTACHED APPENDIX A, IN THE OFFICE OF THE RECORDER OF MARION COUNTY, INDIANA.

MORTGAGE, ASSIGNMENT,
SECURITY AGREEMENT AND
FIXTURE FILING

by

G&E HEALTHCARE REIT EPLER PARKE BUILDING B, LLC,
a Delaware limited liability company,
as Mortgagor,

in favor of

WACHOVIA FINANCIAL SERVICES, INC.,
as Mortgagee

This document serves as a Fixture Filing under the Indiana Uniform Commercial Code.

Mortgagor’s Organizational Identification Number is 4518762.
Mortgage, Assignment, Security Agreement and Fixture Filing

This Mortgage, Assignment, Security Agreement and Fixture Filing is made as of the 24th day of June, 2008, by G&E HEALTHCARE REIT EPLER PARKE BUILDING B, LLC, a Delaware limited liability company (herein referred to as “Mortgagor”), whose address is c/o Grubb & Ellis Realty Investors, LLC, 1551 N. Tustin Avenue, Suite 300, Santa Ana, California 92705, for the benefit of WACHOVIA FINANCIAL SERVICES, INC., a North Carolina corporation, as administrative agent as described below (in such capacity, along with its successors and assigns, “Mortgagee”), whose address is Wachovia Financial Services, Inc., Real Estate Financial Services, General Banking Group, Mail Code: CA 6233, 15750 Alton Parkway, Irvine, California 92618. Mortgagee is acting as the agent for itself and all other “Lenders” now or hereafter existing under that certain Loan Agreement of even date herewith (the “Loan Agreement”) between G&E Healthcare REIT 5995 Plaza Drive, LLC, a Delaware limited liability company, G&E Healthcare REIT Nutfield Professional Center, LLC, a Delaware limited liability company, G&E Healthcare REIT Academy, LLC, a Delaware limited liability company, and G&E Healthcare REIT Medical Portfolio 2, LLC, a Delaware limited liability company, and Mortgagor, collectively as “Borrower” (collectively, “Borrower”), Mortgagee as “Administrative Agent” and the “Lenders” described therein. As used herein, the term "Lenders” shall have the meaning that is given such term in the Loan Agreement.

Recitals

Mortgagor has requested that Lenders make the Loan (as hereinafter defined) to Mortgagor. As a condition precedent to making the Loan, Lenders have required that Mortgagor execute and deliver this Mortgage, Assignment, Security Agreement and Fixture Filing to Mortgagee (as agent for Lenders).

Grants and Agreements

Now, therefore, in order to induce Lenders to make the Loan to Borrower, Mortgagor agrees as follows:

Article I

Definitions

As used in this Mortgage, the terms defined in the Preamble hereto shall have the respective meanings specified therein, and the following additional terms shall have the meanings specified:

"Accessories” means all fixtures, equipment, systems, machinery, furniture, furnishings, appliances, inventory, goods, building and construction materials, supplies and other articles of personal property, of every kind and character, tangible and intangible (including software embedded therein), now owned or hereafter acquired by Mortgagor, which are now or hereafter attached to or situated in, on or about the Land or Improvements, or used in or necessary to the complete and proper planning, development, use, occupancy or operation thereof, or acquired (whether delivered to the Land or stored elsewhere) for use or installation in or on the Land or Improvements, and all Additions to the foregoing, all of which are hereby declared to be permanent accessions to the Land.

"Accelerating Transfer” means any Transfer of all or any part of the Property, the legal or beneficial interest therein, or any membership interest in Mortgagor in violation of Section 5.2 of this Mortgage.

"Accounts” means all accounts of Mortgagor, within the meaning of the Uniform Commercial Code of the State, derived from or arising out of the use, occupancy or enjoyment of the Property or for services rendered therein or thereon.

"Additional Mortgages” has the meaning set forth in the definition of “Obligations” set forth below.

"Additions” means any and all alterations, additions, accessions and improvements to property, substitutions therefor, and renewals and replacements thereof.

"Claim” means any liability, suit, action, claim, demand, loss, expense, penalty, fine, judgment or other cost of any kind or nature whatsoever, including fees, costs and expenses of attorneys, consultants, contractors and experts.

"Condemnation” means any taking of title to, use of, or any other interest in the Property under the exercise of the power of condemnation or eminent domain, whether temporarily or permanently, by any Governmental Authority or by any other Person acting under or for the benefit of a Governmental Authority.

"Condemnation Awards” means any and all judgments, awards of damages (including severance and consequential damages), payments, proceeds, settlements, amounts paid for a taking in lieu of Condemnation, or other compensation heretofore or hereafter made, including interest thereon, and the right to receive the same, as a result of, or in connection with, any Condemnation or threatened Condemnation.

"Contract of Sale” means any contract for the sale of all or any part of the Property or any interest therein, whether now in existence or hereafter executed.

"Default” means an event or circumstance which, with the giving of Notice or lapse of time, or both, would constitute an Event of Default under the provisions of this Mortgage.

"Design and Development Documents” means, collectively, (a) all contracts for services to be rendered, work to be performed or materials to be supplied in the development of the Land or the construction or repair of Improvements, if any; (b) all plans, drawings and specifications for the development of the Land or the construction or repair of Improvements, if any; (c) all permits, licenses, variances and other rights or approvals issued by or obtained from any Governmental Authority or other Person in connection with the development of the Land or the construction or repair of Improvements, if any; and (d) all amendments of or supplements to any of the foregoing.

"Encumbrance” means any Lien, easement, right of way, roadway (public or private), condition, covenant or restriction (including any condition, covenant or restriction imposed in connection with any condominium development or cooperative housing development), Lease or other matter of any nature that would affect title to the Property.

"Environmental Agreement” means the Environmental Indemnity Agreement of even date herewith by and between Mortgagor and Guarantor in favor of Mortgagee and Lenders pertaining to the Property, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified. The Environmental Agreement is one of the Loan Documents, but this Mortgage does not secure the obligations of Mortgagor or Guarantor under the Environmental Agreement or any other “Environmental Indemnity” as defined in the Loan Agreement.

"Event of Default” means an event or circumstance specified in Article VI and the continuance of such event or circumstance beyond the applicable grace and/or cure periods therefor, if any, set forth in Article VI.

"Expenses” means all fees, charges, costs and expenses of any nature whatsoever incurred at any time and from time to time (whether before or after an Event of Default) by Mortgagee or Lenders in making, funding, administering or modifying the Loan, in negotiating or entering into any “workout” of the Loan, or in exercising or enforcing any rights, powers and remedies provided in this Mortgage, any Swap Contract or any of the other Loan Documents, including reasonable attorneys’ fees, court costs, receiver’s fees, management fees and costs incurred in the repair, maintenance and operation of, or taking possession of, or selling, the Property.

"Governmental Authority” means any governmental or quasi-governmental entity, including any court, department, commission, board, bureau, agency, administration, service, district or other instrumentality of any governmental entity.

"Guarantor” means Grubb & Ellis Healthcare REIT, Inc., a Maryland corporation.

"Improvements” means all buildings, structures and other improvements now or hereafter existing, erected or placed on the Land, together with any off-site improvements owned by Mortgagor in any way used or to be used in connection with the use, enjoyment, occupancy or operation of the Land.

"Insurance Proceeds” means the insurance claims under and the proceeds of any and all policies of insurance covering the Property or any part thereof, including all returned and unearned premiums with respect to any insurance relating to such Property, in each case whether now or hereafter existing or arising.

"Land” means the real property described in Exhibit A attached hereto and made a part hereof.

"Laws” means all federal, state and local laws, statutes, rules, ordinances, regulations, codes, licenses, authorizations, decisions, injunctions, interpretations, orders or decrees of any court or other Governmental Authority having jurisdiction as may be in effect from time to time.

"Leases” means all leases, license agreements and other occupancy or use agreements (whether oral or written), now or hereafter existing, which cover or relate to the Property or any part thereof, together with all options therefor, amendments thereto and renewals, modifications and guaranties thereof, including any cash or security deposited under the Leases to secure performance by the tenants of their obligations under the Leases, whether such cash or security is to be held until the expiration of the terms of the Leases or applied to one or more of the installments of rent coming due thereunder.

"Letter of Credit” means any letter of credit issued by Mortgagee or any Lender for the account of Mortgagor or its nominee in connection with the Property, together with any and all extensions, renewals or modifications thereof, substitutions therefor or replacements thereof.

"Lien” means any mortgage, Mortgage, pledge, security interest, assignment, judgment, lien or charge of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction.

"Loan” means the loan from Lenders to Mortgagor, the repayment obligations in connection with which are evidenced by the Notes.

"Loan Documents” means this Mortgage, the Notes, the Repayment Guaranty, the Environmental Agreement, the Loan Agreement, any application or reimbursement agreement executed in connection with any Letter of Credit, and any and all other documents (other than any Swap Contracts) which Mortgagor, Guarantor or any other party or parties have executed and delivered, or may hereafter execute and deliver, to evidence, secure or guarantee the Obligations, or any part thereof, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

"Mortgage” means this Mortgage, Assignment, Security Agreement and Fixture Filing, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

"Mortgagee” means Mortgagee and its successors and assigns.

"Notes” means, collectively, one or more promissory notes in the aggregate stated principal amount of Fifty Million Three Hundred Twenty-One Thousand Five Hundred and No/100 Dollars ($50,321,500.00) made by Mortgagor to the order of one or more Lenders pursuant to the Loan Agreement, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

"Notice” means a notice, request, consent, demand or other communication given in accordance with the provisions of Section 9.8 of this Mortgage.

"Obligations” means all present and future debts, obligations and liabilities of Mortgagor and each other Borrower to Mortgagee and Lenders arising pursuant to, and/or on account of, the provisions of this Mortgage, any additional deeds of trust or mortgages now or hereafter made to secure the Loan (“Additional Mortgages”) the Notes or any of the other Loan Documents, including the obligations: (a) to pay all principal, interest, late charges, prepayment premiums (if any) and other amounts due at any time under the Notes; (b) to pay all Expenses, indemnification payments, fees and other amounts due at any time under this Mortgage, any Additional Mortgages or any of the other Loan Documents, together with interest thereon as herein or therein provided; (c) to pay and perform all obligations of Mortgagor and each other Borrower under any Swap Contract; (d) to perform, observe and comply with all of the other terms, covenants and conditions, expressed or implied, which Mortgagor is required to perform, observe or comply with pursuant to this Mortgage, any Additional Mortgages or any of the other Loan Documents; and (e) to pay and perform all future advances and other obligations that Mortgagor or any successor in ownership of all or part of the Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Mortgagee or Lenders, when a writing evidences the parties’ agreement that the advance or obligation be secured by this Mortgage; excluding, however, the debts, obligations and liabilities of Mortgagor under the Environmental Agreement (or any other Environmental Indemnity (as defined in the Loan Agreement)). This Mortgage does not secure the Environmental Agreement (or any other Environmental Indemnity (as defined in the Loan Agreement)), the Repayment Guaranty or any other Loan Document that is expressly stated to be unsecured.

"Permitted Encumbrances” means (a) any matters set forth in any policy of title insurance issued to Mortgagee (as agent for Lenders) and insuring Mortgagee’s (as agent for Lenders) interest in the Property which are acceptable to Mortgagee as of the date hereof, (b) the Liens and interests of this Mortgage, and (c) any other Encumbrance that Mortgagee shall expressly approve in writing in its sole and absolute discretion.

"Person” means an individual, a corporation, a partnership, a joint venture, a limited liability company, a trust, an unincorporated association, any Governmental Authority or any other entity.

"Personalty” means all personal property of any kind or nature whatsoever, whether tangible or intangible and whether now owned or hereafter acquired, in which Mortgagor now has or hereafter acquires an interest and which is used in the construction of, or is placed upon, or is derived from or used in connection with the maintenance, use, occupancy or enjoyment of, the Property, including (a) the Accessories; (b) the Accounts; (c) all franchise, license, management or other agreements with respect to the operation of the Real Property or the business conducted therein (provided all of such agreements shall be subordinate to this Mortgage, and neither Mortgagee nor Lenders shall have any responsibility for the performance of Mortgagor’s obligations thereunder), all general intangibles (including payment intangibles, trademarks, trade names, goodwill, software and symbols but excluding all of Mortgagor’s rights and interests under all Swap Contracts, including all rights to the payment of money from Mortgagee or Lenders under any Swap Contract) related to the Real Property or the operation thereof; (d) all sewer and water taps, appurtenant water stock or water rights, allocations and agreements for utilities, bonds, letters of credit, permits, certificates, licenses, guaranties, warranties, causes of action, judgments, Claims, profits, security deposits, utility deposits, and all rebates or refunds of fees, Taxes, assessments, charges or deposits paid to any Governmental Authority related to the Real Property or the operation thereof; (e) all insurance policies held by Mortgagor with respect to the Property or Mortgagor’s operation thereof; and (f) all money, instruments and documents (whether tangible or electronic) arising from or by virtue of any transactions related to the Property, and all deposits and deposit accounts of Mortgagor with Mortgagee or any Lender related to the Property, including any such deposit account from which Mortgagor may from time to time authorize Mortgagee to debit and/or credit payments due with respect to the Loan; together with all Additions to and Proceeds of all of the foregoing.

"Proceeds,” when used with respect to any of the Property, means all proceeds of such Property, including all Insurance Proceeds and all other proceeds within the meaning of that term as defined in the Uniform Commercial Code of the State.

"Property” means the Real Property and the Personalty and all other rights, interests and benefits of every kind and character which Mortgagor now has or hereafter acquires in, to or for the benefit of the Real Property and/or the Personalty and all other property and rights used or useful in connection therewith, including all Leases, all Rents, all Condemnation Awards, all Proceeds, and all of Mortgagor’s right, title and interest in and to all Design and Development Documents, all Contracts of Sale and all Refinancing Commitments.

"Property Assessments” means all Taxes, payments in lieu of taxes, water rents, sewer rents, assessments, condominium and owner’s association assessments and charges, maintenance charges and other governmental or municipal or public or private dues, charges and levies and any Liens (including federal tax liens) which are or may be levied, imposed or assessed upon the Property or any part thereof, or upon any Leases or any Rents, whether levied directly or indirectly or as excise taxes, as income taxes, or otherwise.

"Real Property” means the Land and Improvements, together with (a) all estates, title interests, title reversion rights, remainders, increases, issues, profits, rights-of-way or uses, additions, accretions, servitudes, strips, gaps, gores, liberties, privileges, water rights, water courses, alleys, passages, ways, vaults, licenses, tenements, franchises, hereditaments, appurtenances, easements, rights of ingress or egress, parking rights, timber, crops, mineral interests and other rights, now or hereafter owned by Mortgagor and belonging or appertaining to the Land or Improvements; (b) all Claims whatsoever of Mortgagor with respect to the Land or Improvements, either in law or in equity, in possession or in expectancy; (c) all estate, right, title and interest of Mortgagor in and to all streets, roads and public places, opened or proposed, now or hereafter adjoining or appertaining to the Land or Improvements; and (d) all options to purchase the Land or Improvements, or any portion thereof or interest therein, and any greater estate in the Land or Improvements, and all Additions to and Proceeds of the foregoing.

"Refinancing Commitment” means any commitment from or other agreement with any Person providing for the financing of the Property, some or all of the proceeds of which are intended to be used for the repayment of all or a portion of the Loan.

"Rents” means all of the rents, royalties, issues, profits, revenues, earnings, income and other benefits of the Property, or arising from the use or enjoyment of the Property, including all such amounts paid under or arising from any of the Leases and all fees, charges, accounts or other payments for the use or occupancy of rooms or other public facilities within the Real Property.

"Repayment Guaranty” means the Repayment Guaranty of even date herewith executed by Guarantor for the benefit of Mortgagee and Lenders, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

"State” means the state in which the Land is located.

"Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, interest cap, collar or floor transaction, currency swap, cross-currency rate swap, swap option, currency option or any other similar transaction (including any option to enter into the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement, entered into between Mortgagee or Lenders (or their affiliates) and Mortgagor (or its affiliate) in connection with the Loan, together with any related schedules and confirmations, as amended, supplemented, superseded or replaced from time to time, relating to or governing any or all of the foregoing.

"Taxes” means all taxes and assessments, whether general or special, ordinary or extraordinary, or foreseen or unforeseen, which at any time may be assessed, levied, confirmed or imposed by any Governmental Authority or any community facilities or other private district on Mortgagor or on any of its properties or assets or any part thereof or in respect of any of its franchises, businesses, income or profits.

"Transfer” means any direct or indirect sale, assignment, conveyance or transfer, including any Contract of Sale and any other contract or agreement to sell, assign, convey or transfer, whether made voluntarily or by operation of Law or otherwise, and whether made with or without consideration.

Article II

Granting Clauses; Condition of Grant

Section 2.1 Conveyances and Security Interests.

In order to secure the prompt payment and performance of the Obligations, Mortgagor (a) irrevocably and unconditionally mortgages, warrants, pledges, transfers and assigns to Mortgagee (as agent for Lenders), with power of sale and right of entry and possession, all estate, right, title and interest that Mortgagor now has or may later acquire in and to the Real Property; (b) grants to Mortgagee (as agent for Lenders) a security interest in the Personalty; (c) assigns to Mortgagee (as agent for Lenders), and grants to Mortgagee (as agent for Lenders) a security interest in, all Condemnation Awards and all Insurance Proceeds; and (d) assigns to Mortgagee (as agent for Lenders), and grants to Mortgagee (as agent for Lenders) a security interest in, all of Mortgagor’s right, title and interest in, but not any of Mortgagor’s obligations or liabilities under, all Design and Development Documents, all Contracts of Sale and all Refinancing Commitments. All Persons who may have or acquire an interest in all or any part of the Property will be deemed to have notice of, and will be bound by, the terms of the Obligations and each other agreement or instrument made or entered into in connection with each of the Obligations. Such terms include any provisions in the Notes, the Loan Agreement or any Swap Contract which provide that the interest rate on one or more of the Obligations may vary from time to time. Unless Administrative Agent and Required Lenders (as defined in the Loan Agreement) otherwise agree in writing, Mortgagor’s (or its affiliate’s, as the case may be) obligations under any Swap Contract shall continue to be secured by this Mortgage notwithstanding that the counterparty under such Swap Contract ceases to be a Lender (or an affiliate of a Lender) under the Loan Agreement.

Section 2.2 Absolute Assignment of Leases and Rents.

In consideration of the making of the Loan by Lenders to Mortgagor and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor absolutely and unconditionally assigns the Leases and Rents to Mortgagee (as agent for Lenders). This assignment is, and is intended to be, an unconditional, absolute and present assignment from Mortgagor to Mortgagee (as agent for Lenders) of all of Mortgagor’s right, title and interest in and to the Leases and the Rents and not an assignment in the nature of a pledge of the Leases and Rents or the mere grant of a security interest therein. So long as no Event of Default shall exist, however, and so long as Mortgagor is not in default in the performance of any obligation, covenant or agreement contained in the Leases, Mortgagor shall have a license (which license shall terminate automatically and without notice upon the occurrence of an Event of Default or a default by Mortgagor under the Leases) to collect, but not prior to accrual, all Rents. Mortgagor agrees to collect and hold all Rents in trust for Mortgagee (as agent for Lenders) and to use the Rents for the payment of the cost of operating and maintaining the Property and for the payment of the other Obligations before using the Rents for any other purpose.

Section 2.3 Security Agreement, Fixture Filing and Financing Statement.

This Mortgage creates a security interest in the Personalty, and, to the extent the Personalty is not real property, this Mortgage constitutes a security agreement from Mortgagor to Mortgagee (as agent for Lenders) under the Uniform Commercial Code of the State. In addition to all of its other rights under this Mortgage and otherwise, Mortgagee (as agent for Lenders) shall have all of the rights of a secured party under the Uniform Commercial Code of the State, as in effect from time to time, or under the Uniform Commercial Code in force from time to time in any other state to the extent the same is applicable Law. This Mortgage shall be effective as a financing statement filed as a fixture filing with respect to all fixtures included within the Property and is to be filed for record in the real estate records of each county where any part of the Property (including such fixtures) is situated. This Mortgage shall also be effective as a financing statement with respect to any other Property as to which a security interest may be perfected by the filing of a financing statement and may be filed as such in any appropriate filing or recording office. The respective mailing addresses of Mortgagor and Mortgagee are set forth in the opening paragraph of this Mortgage. A carbon, photographic or other reproduction of this Mortgage or any other financing statement relating to this Mortgage shall be sufficient as a financing statement for any of the purposes referred to in this Section. Mortgagor hereby irrevocably authorizes Mortgagee at any time and from time to time to file any initial financing statements, amendments thereto and continuation statements as authorized by applicable Law, reasonably required by Mortgagee to establish or maintain the validity, perfection and priority of the security interests granted in this Mortgage. The foregoing authorization includes Mortgagor’s irrevocable authorization for Mortgagee at any time and from time to time to file any initial financing statements and amendments thereto that indicate the Personalty (a) as “all assets” of Mortgagor or words of similar effect, regardless of whether any particular asset comprised in the Personalty falls within the scope of the Uniform Commercial Code of the State or the jurisdiction where the initial financing statement or amendment is filed, or (b) as being of an equal or lesser scope or with greater detail; provided that in either case, such description is limited to assets used on or in connection with the Property.

Section 2.4 Release of Mortgage and Termination of Assignments and Financing Statements.

If and when Mortgagor has paid and performed all of the Obligations, and no further advances are to be made under the Loan Agreement and all Swap Contracts have been terminated, Mortgagee will provide a release of the Property from the lien of this Mortgage and termination statements for filed financing statements, if any, to Mortgagor. Mortgagor shall be responsible for the recordation of such release and the payment of any recording and filing costs. Upon the recording of such release and the filing of such termination statements, the absolute assignments set forth in Section 2.2 shall automatically terminate and become null and void. Partial releases of the Property from the lien of this Mortgage shall be made on the terms and subject to the conditions of the Loan Agreement. No partial release shall be sought, requested or required if any Event of Default has occurred which has not been cured.

Article III

Representations and Warranties

Mortgagor makes the following representations and warranties to Mortgagee:
Section 3.1	Title to Real Property.

Mortgagor (a) owns fee simple title to the Real Property, (b) owns all of the beneficial and equitable interest in and to the Real Property, and (c) is lawfully seized and possessed of the Real Property. Mortgagor has the right and authority to convey a security interest in the Real Property and does hereby convey a security interest in the Real Property. The Real Property is subject to no Encumbrances other than the Permitted Encumbrances.

Section 3.2 Title to Other Property.

Mortgagor has good title to the Personalty, and the Personalty is not subject to any Encumbrance other than the Permitted Encumbrances. None of the Leases, Rents, Design and Development Documents, Contracts of Sale or Refinancing Commitments are subject to any Encumbrance other than the Permitted Encumbrances.

Section 3.3 Property Assessments.

To Borrower’s knowledge, the Real Property is assessed for purposes of Property Assessments as a separate and distinct parcel from any other property, such that the Real Property is not subject to the Lien of any Property Assessments levied or assessed against any property other than the Real Property.

Section 3.4 Independence of the Real Property.

To Borrower’s knowledge, no buildings or other improvements on property not covered by this Mortgage rely on the Real Property or any interest therein to fulfill any requirement of any Governmental Authority for the existence of such property, building or improvements; and none of the Real Property relies, or will rely, on any property not covered by this Mortgage or any interest therein to fulfill any requirement of any Governmental Authority. To Borrower’s knowledge, the Real Property has been properly subdivided from all other property in accordance with the requirements of any applicable Governmental Authorities.

Section 3.5 Existing Improvements.

The existing Improvements, if any, were constructed, and are being used and maintained, in accordance with all applicable Laws, including zoning Laws.

Section 3.6 Leases and Tenants.

The Leases are valid and are in full force and effect, and Mortgagor is not in default under any of the terms thereof. Except as expressly permitted in the Loan Agreement, as of the date of the recording of this Mortgage, Mortgagor has not accepted any Rents in advance of the time the same became due under the Leases and has not forgiven, compromised or discounted any of the Rents. Mortgagor has title to and the right to assign the Leases and Rents to Mortgagee (as agent for Lenders), and no other assignment of the Leases or Rents has been granted. To the best of Mortgagor’s knowledge and belief, no tenant or tenants occupying, individually or in the aggregate, more than five percent (5%) of the net rentable area of the Improvements are in default under their Lease(s) or are the subject of any bankruptcy, insolvency or similar proceeding.

Article IV

Affirmative Covenants

Section 4.1 Obligations.

Mortgagor agrees to promptly pay and perform all of the Obligations, time being of the essence in each case.

Section 4.2 Property Assessments; Documentary Taxes.

Mortgagor (a) will promptly pay in full and discharge all Property Assessments prior to the day upon which the same shall become delinquent, and (b) will furnish to Mortgagee, upon demand, the receipted bills for such Property Assessments prior to the day upon which the same shall become delinquent. Property Assessments shall be considered delinquent as of the first day any interest or penalty commences to accrue thereon. Mortgagor will promptly pay all stamp, documentary, recordation, transfer and intangible taxes and all other taxes that may from time to time be required to be paid with respect to the Loan, the Notes, this Mortgage, any Swap Contract or any of the other Loan Documents.

Section 4.3 Permitted Contests.

Mortgagor shall not be required to pay any of the Property Assessments, or to comply with any Law, so long as Mortgagor shall in good faith, and at its cost and expense, contest the amount or validity thereof, or take other appropriate action with respect thereto, in good faith and in an appropriate manner or by appropriate proceedings; provided that (a) such proceedings operate to prevent the collection of, or other realization upon, such Property Assessments or enforcement of the Law so contested, (b) there will be no sale, forfeiture or loss of the Property during the contest, (c) Mortgagee and Lenders is not subjected to any Claim as a result of such contest, and (d) Mortgagor provides assurances satisfactory to Mortgagee (including the establishment of an appropriate reserve account with Mortgagee) of its ability to pay such Property Assessments or comply with such Law in the event Mortgagor is unsuccessful in its contest. Each such contest shall be promptly prosecuted to final conclusion or settlement, and Mortgagor shall indemnify and save Mortgagee and Lenders harmless against all Claims in connection therewith. Promptly after the settlement or conclusion of such contest or action, Mortgagor shall comply with such Law and/or pay and discharge the amounts which shall be levied, assessed or imposed or determined to be payable, together with all penalties, fines, interests, costs and expenses in connection therewith.

Section 4.4 Compliance with Laws.

Mortgagor will comply with and not violate, and cause to be complied with and not violated, all present and future Laws applicable to the Property and its use and operation.

Section 4.5 Maintenance and Repair of the Property.

Mortgagor, at Mortgagor’s sole expense, will (a) keep and maintain Improvements and Accessories in good condition, working order and repair, and (b) make all necessary or appropriate repairs and Additions to Improvements and Accessories, so that each part of the Improvements and all of the Accessories shall at all times be in good condition and fit and proper for the respective purposes for which they were originally intended, erected, or installed.

Section 4.6 Additions to Security.

All right, title and interest of Mortgagor in and to all Improvements and Additions hereafter constructed or placed on the Property and in and to any Accessories hereafter acquired shall, without any further Mortgage, conveyance, assignment or other act by Mortgagor, become subject to the Lien of this Mortgage as fully and completely, and with the same effect, as though now owned by Mortgagor and specifically described in the granting clauses hereof. Mortgagor agrees, however, to execute and deliver to Mortgagee and/or Lenders such further documents as may be required by the terms of the Loan Agreement, the other Loan Documents and the Swap Contracts.

Section 4.7 Subrogation.

To the extent permitted by Law, Mortgagee and Lenders shall be subrogated, notwithstanding its release of record, to any Lien now or hereafter existing on the Property to the extent that such Lien is paid or discharged by Mortgagee or any Lender whether or not from the proceeds of the Loan. This Section shall not be deemed or construed, however, to obligate Mortgagee or any Lender to pay or discharge any Lien.

Section 4.8 Leases.

(a) Except as expressly permitted in the Loan Agreement, Mortgagor shall not enter into any Material Lease (as defined in the Loan Agreement) with respect to all or any portion of the Property without the prior written consent of Mortgagee.

(b) Mortgagee and Lenders shall not be obligated to perform or discharge any obligation of Mortgagor under any Lease. The assignment of Leases provided for in this Mortgage in no manner places on Mortgagee or Lenders any responsibility for (i) the control, care, management or repair of the Property, (ii) the carrying out of any of the terms and conditions of the Leases, (iii) any waste committed on the Property, or (iv) any dangerous or defective condition on the Property (whether known or unknown).

(c) No approval of any Lease by Mortgagee shall be for any purpose other than to protect Mortgagee’s and Lenders’ security and to preserve Mortgagee’s and Lenders’ rights under the Loan Documents, and no such approval shall result in a waiver of a Default or Event of Default.

Article V

Negative Covenants

Section 5.1 Encumbrances.

Mortgagor will not permit any of the Property to become subject to any Encumbrance other than the Permitted Encumbrances or as otherwise permitted in the Loan Agreement. Within thirty (30) days after the filing of any mechanic’s lien or other Lien or Encumbrance against the Property, Mortgagor will promptly discharge the same by payment or filing a bond or otherwise as permitted by Law. So long as Mortgagee’s and Lenders’ security has been protected by the filing of a bond or otherwise in a manner satisfactory to Mortgagee in its sole and absolute discretion, Mortgagor shall have the right to contest in good faith any Claim, Lien or Encumbrance, provided that Mortgagor does so diligently and without prejudice to Mortgagee or Lenders or delay in completing construction of the Improvements. Mortgagor shall give Mortgagee Notice of any default under any Lien and Notice of any foreclosure or threat of foreclosure with respect to any of the Property.

Section 5.2 Transfer of the Property.

Mortgagor will not Transfer, or contract to Transfer, all or any part of the Property or any legal or beneficial interest therein (except for certain Transfers of the Accessories expressly permitted in this Mortgage). The Transfer of more than 10% of the membership interests in Mortgagor (whether in one or more transactions during the term of the Loans) shall be deemed to be a prohibited Transfer of the Property. Notwithstanding the foregoing, no transfer of shares of stock in Grubb & Ellis Healthcare REIT, Inc. shall be prohibited or shall constitute a Default or Event of Default under this Mortgage.

Section 5.3 Removal, Demolition or Alteration of Accessories and Improvements.

Except to the extent permitted by the following sentence, no Improvements or Accessories shall be removed, demolished or materially altered without the prior written consent of Mortgagee. Mortgagor may remove and dispose of, free from the Lien of this Mortgage, such Accessories as from time to time become worn out or obsolete, provided that, either (a) Borrower reasonably determines that such Accessories are not necessary for the proper ownership or operation of the Property, (b) at the time of, or prior to, such removal, any such Accessories are replaced with other Accessories which are free from Liens other than Permitted Encumbrances and have a value at least equal to that of the replaced Accessories (and by such removal and replacement Mortgagor shall be deemed to have subjected such replacement Accessories to the Lien of this Mortgage), or (c) so long as a prepayment may be made without the imposition of any premium pursuant to the Notes, such Accessories are sold at fair market value for cash and the net cash proceeds received from such disposition are paid over promptly to Mortgagee to be applied to the prepayment of the principal of the Loan.

Section 5.4 Additional Improvements.

Mortgagor will not construct any Improvements other than those presently on the Land and those described in the Loan Agreement, if any, without the prior written consent of Mortgagee. Mortgagor will complete and pay for, within a reasonable time, any Improvements which Mortgagor is permitted to construct on the Land. Mortgagor will construct and erect any permitted Improvements (a) strictly in accordance with all applicable Laws and any private restrictive covenants, (b) entirely on lots or parcels of the Land, (c) so as not to encroach upon any easement or right-of-way or upon the land of others, and (d) wholly within any building restriction and setback lines applicable to the Land.

Section 5.5 Restrictive Covenants, Zoning, etc.

Without the prior written consent of Mortgagee, Mortgagor will not initiate, join in, or consent to any change in, any restrictive covenant, easement, zoning ordinance, or other public or private restrictions limiting or defining the uses which may be made of the Property. Mortgagor (a) will promptly perform and observe, and cause to be performed and observed, all of the terms and conditions of all agreements affecting the Property, and (b) will do or cause to be done all things necessary to preserve intact and unimpaired any and all easements, appurtenances and other interests and rights in favor of, or constituting any portion of, the Property.

Article VI

Events of Default

The occurrence or happening, from time to time, of any one or more of the following shall constitute an Event of Default under this Mortgage:

Section 6.1 Payment Obligations.

Mortgagor fails to pay any of the Obligations when due, whether on the scheduled due date or upon acceleration, maturity or otherwise, subject to applicable cure periods.

Section 6.2 Transfers.

Mortgagor Transfers, or contracts to Transfer, all or any part of the Property or any legal or beneficial interest therein (except for Transfers of the Accessories expressly permitted under this Mortgage). The Transfer of more than 10% of the membership interests in Mortgagor (whether in one or more transactions during the term of the Loans) shall be deemed to be a prohibited Transfer of the Property. Notwithstanding the foregoing, no transfer of shares of stock in NNN Healthcare/Office REIT, Inc. shall be prohibited or shall constitute a Default or Event of Default under this Mortgage.

Section 6.3 Other Obligations.

Mortgagor fails to promptly perform or comply with any of the Obligations set forth in this Mortgage (other than those expressly described in other Sections of this Article VI), and such failure continues uncured for a period of thirty (30) days after Notice from Mortgagee to Mortgagor; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with reasonable diligence within said period of time, and if Mortgagor commences to cure such default promptly after receipt of notice thereof from Mortgagee, and thereafter prosecutes the curing of such default with reasonable diligence, such period of time shall be extended for such period of time as may be necessary to cure such default with reasonable diligence, but not to exceed an additional sixty (60) days.

Section 6.4 Event of Default Under Other Loan Documents.

An Event of Default (as defined therein) occurs under the Notes or the Loan Agreement, or Borrower or Guarantor fails to promptly pay, perform, observe or comply with any obligation or agreement contained in any of the other Loan Documents or any Swap Contract (within any applicable grace or cure period).

Section 6.5 Default Under Other Lien Documents.

A default by Borrower occurs under any other mortgage, deed of trust or security agreement covering the Property, including any Permitted Encumbrances.

Section 6.6 Execution; Attachment.

Any execution or attachment is levied against any of the Property, and such execution or attachment is not set aside, discharged or stayed within sixty (60) days after the same is levied.

Article VII

Rights and Remedies

Upon the happening of and during the continuance of any Event of Default, Mortgagee shall have the right, in addition to any other rights or remedies available to Mortgagee or Lenders under any Swap Contract or any of the Loan Documents or applicable Law, to exercise any one or more of the following rights, powers or remedies:

Section 7.1 Acceleration.

Mortgagee may accelerate all Obligations under the Loan Documents (except as provided below) whereupon such Obligations shall become immediately due and payable, without notice of default, notice of acceleration or intention to accelerate, presentment or demand for payment, protest, notice of protest, notice of nonpayment or dishonor, or notices or demands of any kind or character (all of which are hereby waived by Mortgagor); provided that the foregoing provisions of this Section 7.1 shall not be applicable to the Swap Contracts, and any acceleration of the obligations thereunder or exercise of other remedies thereunder shall be governed by the terms of the Swap Contracts.

Section 7.2 Foreclosure; Power of Sale.

Mortgagee shall have all of the rights and may exercise all of the powers set forth in applicable Law of the State. Mortgagee may sell the Property in its entirety or in parcels, and by one or by several sales, as deemed appropriate by Mortgagee in its sole and absolute discretion. If Mortgagee chooses to have more than one foreclosure sale, Mortgagee may cause the foreclosure sales to be held simultaneously or successively, on the same day, or on such different days and at such different times as Mortgagee may elect. Before any foreclosure sale, Mortgagee shall give such notice of default and election to sell as may be required by Law. After the lapse of such time as may then be required by Law following the recordation of such notice of default, and notice of sale having been given as then required by Law, Mortgagee shall sell the property being sold at a public auction to be held at the time and place specified in the notice of sale. Mortgagee and Lenders shall have no obligation to make demand on Mortgagor before any foreclosure sale. From time to time in accordance with then-applicable Law, Mortgagee may postpone any foreclosure sale by public announcement at the time and place noticed for that sale. At any foreclosure sale, Mortgagee shall sell to the highest bidder at public auction for cash in lawful money of the United States (or cash equivalents acceptable to Mortgagee to the extent permitted by applicable Law), payable at the time of sale. Mortgagee shall execute and deliver to the purchaser(s) a deed or deeds conveying the property being sold without any covenant or warranty whatsoever, expressed or implied. The recitals in any such deed of any matters of fact, including any facts bearing upon the regularity or validity of any foreclosure sale, shall be conclusive proof of their truthfulness. Any such deed shall be conclusive against all Persons as to the facts recited therein. Any Person, including Mortgagee or any Lender, may purchase at such sale, and any bid by Mortgagee or any Lender may be, in whole or in part, in the form of cancellation of all or any part of the Obligations.

Section 7.3 Judicial Action.

Mortgagee shall have the right to bring an action in any court of competent jurisdiction for foreclosure of this Mortgage and a deficiency judgment as provided by Law, or for specific enforcement of any of the covenants or agreements of this Mortgage.

Section 7.4 Collection of Rents.

Upon the occurrence and during the continuance of an Event of Default, the license granted to Mortgagor to collect the Rents shall be automatically and immediately revoked, without further notice to or demand upon Mortgagor. Mortgagee may, but shall not be obligated to, perform any or all obligations of the landlord under any or all of the Leases, and Mortgagee may, but shall not be obligated to, exercise and enforce any or all of Mortgagor’s rights under the Leases. Without limiting the generality of the foregoing, Mortgagee may notify the tenants under the Leases that all Rents are to be paid to Mortgagee, and following such notice all Rents shall be paid directly to Mortgagee (as agent for Lenders) and not to Mortgagor or any other Person other than as directed by Mortgagee, it being understood that a demand by Mortgagee on any tenant under the Leases for the payment of Rent shall be sufficient to warrant payment by such tenant of Rent to Mortgagee without the necessity of further consent by Mortgagor. Mortgagor hereby irrevocably authorizes and directs the tenants under the Leases to pay all Rents to Mortgagee instead of to Mortgagor, upon receipt of written notice from Mortgagee, without the necessity of any inquiry of Mortgagor and without the necessity of determining the existence or non-existence of an Event of Default. Mortgagor hereby appoints Mortgagee as Mortgagor’s attorney-in-fact with full power of substitution, which appointment shall take effect upon the occurrence of an Event of Default and is coupled with an interest and is irrevocable prior to the full and final payment and performance of the Obligations, in Mortgagor’s name or in Mortgagee’s name: (a) to endorse all checks and other instruments received in payment of Rents and to deposit the same in any account selected by Mortgagee; (b) to give receipts and releases in relation thereto; (c) to institute, prosecute and/or settle actions for the recovery of Rents; (d) to modify the terms of any Leases including terms relating to the Rents payable thereunder; (e) to cancel any Leases; (f) to enter into new Leases; and (g) to do all other acts and things with respect to the Leases and Rents which Mortgagee may deem necessary or desirable to protect the security for the Obligations. Any Rents received shall be applied first to pay all Expenses and next in reduction of the other Obligations. Mortgagor shall pay, on demand, to Mortgagee, the amount of any deficiency between (i) the Rents received by Mortgagee, and (ii) all Expenses incurred together with interest thereon as provided in the Loan Agreement and the other Loan Documents.

Section 7.5 Taking Possession or Control of the Property.

As a matter of right without regard to the adequacy of the security, and to the extent permitted by Law without notice to Mortgagor, Mortgagee shall be entitled, upon application to a court of competent jurisdiction, to the immediate appointment of a receiver for all or any part of the Property and the Rents, whether such receivership may be incidental to a proposed sale of the Property or otherwise, and Mortgagor hereby consents to the appointment of such a receiver and agrees that such receiver shall have all of the rights and powers granted to Mortgagee pursuant to Section 7.4. In addition, to the extent permitted by Law, and with or without the appointment of a receiver, or an application therefor, Mortgagee may (a) enter upon, and take possession of (and Mortgagor shall surrender actual possession of), the Property or any part thereof, without notice to Mortgagor and without bringing any legal action or proceeding, or, if necessary by force, legal proceedings, ejectment or otherwise, and (b) remove and exclude Mortgagor and its agents and employees therefrom.

Section 7.6 Management of the Property.

Upon obtaining possession of the Property or upon the appointment of a receiver as described in Section 7.5, Mortgagee or the receiver, as the case may be, may, at its sole option, (a) make all necessary or proper repairs and Additions to or upon the Property, (b) operate, maintain, control, make secure and preserve the Property, and (c) complete the construction of any unfinished Improvements on the Property and, in connection therewith, continue any and all outstanding contracts for the erection and completion of such Improvements and make and enter into any further contracts which may be necessary, either in their or its own name or in the name of Mortgagor (the costs of completing such Improvements shall be Expenses secured by this Mortgage and shall accrue interest as provided in the Loan Agreement and the other Loan Documents). Mortgagee, Lenders or such receiver shall be under no liability for, or by reason of, any such taking of possession, entry, holding, removal, maintaining, operation or management, except for gross negligence or willful misconduct. The exercise of the remedies provided in this Section shall not cure or waive any Event of Default, and the enforcement of such remedies, once commenced, shall continue for so long as Mortgagee shall elect, notwithstanding the fact that the exercise of such remedies may have, for a time, cured the original Event of Default.

Section 7.7 Uniform Commercial Code.

Mortgagee may proceed under the Uniform Commercial Code as to all or any part of the Personalty, and in conjunction therewith may exercise all of the rights, remedies and powers of a secured creditor under the Uniform Commercial Code. Upon the occurrence and during the continuance of any Event of Default, Mortgagor shall assemble all of the Accessories and make the same available within the Improvements. Any notification required by the Uniform Commercial Code shall be deemed reasonably and properly given if sent in accordance with the Notice provisions of this Mortgage at least ten (10) days before any sale or other disposition of the Personalty. Disposition of the Personalty shall be deemed commercially reasonable if made pursuant to a public sale advertised at least twice in a newspaper of general circulation in the community where the Property is located. It shall be deemed commercially reasonable for the Mortgagee to dispose of the Personalty without giving any warranties as to the Personalty and specifically disclaiming all disposition warranties. Alternatively, Mortgagee may choose to dispose of some or all of the Property, in any combination consisting of both Personalty and Real Property, in one sale to be held in accordance with the Law and procedures applicable to real property, as permitted by Article 9 of the Uniform Commercial Code. Mortgagor agrees that such a sale of Personalty together with Real Property constitutes a commercially reasonable sale of the Personalty.

Section 7.8 Application of Proceeds.

Unless otherwise provided by applicable Law, all proceeds from the sale of the Property or any part thereof pursuant to the rights and remedies set forth in this Article VII and any other proceeds received by Mortgagee or Lenders from the exercise of any of its other rights and remedies hereunder or under the other Loan Documents shall be applied first to pay all Expenses and next in reduction of the other Obligations, in such manner and order as Mortgagee may elect.

Section 7.9 Other Remedies.

Mortgagee and Lenders shall have the right from time to time to protect, exercise and enforce any legal or equitable remedy against Mortgagor provided under the Loan Documents or by applicable Laws.

Article VIII

Intentionally Omitted

Article IX

Miscellaneous

Section 9.1 Rights, Powers and Remedies Cumulative.

Each right, power and remedy of Mortgagee or Lenders as provided for in this Mortgage, or in any of the other Loan Documents or in any Swap Contract or now or hereafter existing by Law, shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Mortgage, or in any of the other Loan Documents or of any Swap Contract, or now or hereafter existing by Law, and the exercise or beginning of the exercise by Mortgagee of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by Mortgagee or Lenders of any or all such other rights, powers or remedies.

Section 9.2 No Waiver by Mortgagee or Lenders.

No course of dealing or conduct by or among Mortgagee, Lenders and Mortgagor shall be effective to amend, modify or change any provisions of this Mortgage, the other Loan Documents or any Swap Contract. No failure or delay by Mortgagee to insist upon the strict performance of any term, covenant or agreement of this Mortgage or of any of the other Loan Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, covenant or agreement or of any such breach, or preclude Mortgagee or Lenders from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any of the Obligations, Mortgagee and Lenders shall not be deemed to waive the right either to require prompt payment when due of all other Obligations, or to declare an Event of Default for failure to make prompt payment of any such other Obligations. Neither Mortgagor nor any other Person now or hereafter obligated for the payment of the whole or any part of the Obligations shall be relieved of such liability by reason of (a) the failure of Mortgagee or any Lender to comply with any request of Mortgagor or of any other Person to take action to foreclose this Mortgage or otherwise enforce any of the provisions of this Mortgage, or (b) any agreement or stipulation between any subsequent owner or owners of the Property and Mortgagee, or (c) Mortgagee’s extending the time of payment or modifying the terms of this Mortgage or any of the other Loan Documents or any Swap Contract without first having obtained the consent of Mortgagor or such other Person. Regardless of consideration, and without the necessity for any notice to or consent by the holder of any subordinate Lien on the Property, Mortgagee may release any Person at any time liable for any of the Obligations or any part of the security for the Obligations and may extend the time of payment or otherwise modify the terms of this Mortgage or any Swap Contract or any of the other Loan Documents without in any way impairing or affecting the Lien of this Mortgage or the priority of this Mortgage over any subordinate Lien. The holder of any subordinate Lien shall have no right to terminate any Lease regardless of whether or not such Lease is subordinate to this Mortgage. Mortgagee may resort to the security or collateral described in this Mortgage or any of the other Loan Documents in such order and manner as Mortgagee may elect in its sole discretion.

Section 9.3 Waivers and Agreements Regarding Remedies.

To the fullest extent Mortgagor may do so under applicable law, Mortgagor hereby:

(a) agrees that it will not at any time plead, claim or take advantage of any Laws now or hereafter in force providing for any appraisement, valuation, stay, extension or redemption, and waives and releases all rights of redemption, valuation, appraisement, stay of execution, extension and notice of election to accelerate the Obligations;

(b) waives all rights to a marshalling of the assets of Mortgagor, including the Property, or to a sale in the inverse order of alienation in the event of a foreclosure of the Property, and agrees not to assert any right under any Law pertaining to the marshalling of assets, the sale in inverse order of alienation, the exemption of homestead, the administration of estates of decedents, or other matters whatsoever to defeat, reduce or affect the right of Mortgagee or Lenders under the terms of this Mortgage to a sale of the Property without any prior or different resort for collection, or the right of Mortgagee or Lenders to the payment of the Obligations out of the proceeds of sale of the Property in preference to every other claimant whatsoever;

(c) waives any right to bring or utilize any defense, counterclaim or setoff, other than one which denies the existence or sufficiency of the facts upon which any foreclosure action is grounded. If any defense, counterclaim or setoff, other than one permitted by the preceding clause, is timely raised in a foreclosure action, such defense, counterclaim or setoff shall be dismissed. If such defense, counterclaim or setoff is based on a Claim which could be tried in an action for money damages, such Claim may be brought in a separate action which shall not thereafter be consolidated with the foreclosure action. The bringing of such separate action for money damages shall not be deemed to afford any grounds for staying the foreclosure action; and

(d) waives and relinquishes any and all rights and remedies which Mortgagor may have or be able to assert by reason of the provisions of any Laws pertaining to the rights and remedies of sureties.

Section 9.4 Successors and Assigns.

All of the grants, covenants, terms, provisions and conditions of this Mortgage shall run with the Land and shall apply to and bind the successors and assigns of Mortgagor (including any permitted subsequent owner of the Property), and inure to the benefit of Mortgagee and Lenders, their successors and assigns.

Section 9.5 No Warranty by Mortgagee or Lenders.

By inspecting the Property or by accepting or approving anything required to be observed, performed or fulfilled by Mortgagor or to be given to Mortgagee or Lenders pursuant to this Mortgage or any Swap Contract or any of the other Loan Documents, Mortgagee and Lenders shall not be deemed to have warranted or represented the condition, sufficiency, legality, effectiveness or legal effect of the same, and such acceptance or approval shall not constitute any warranty or representation with respect thereto by Mortgagee or Lenders.

Section 9.6 Amendments.

This Mortgage may not be modified or amended except by an agreement in writing, signed by the party against whom enforcement of the change is sought.

Section 9.7 Severability.

In the event any one or more of the provisions of this Mortgage or any of the other Loan Documents or any Swap Contract shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any other respect, or in the event any one or more of the provisions of the Loan Documents or Swap Contracts operates or would prospectively operate to invalidate this Mortgage or any of the other Loan Documents or any Swap Contract, then and in either of those events, at the option of Mortgagee, such provision or provisions only shall be deemed null and void and shall not affect the validity of the remaining Obligations, and the remaining provisions of the Loan Documents and any Swap Contract shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

Section 9.8 Notices.

All Notices required or which any party desires to give hereunder or under any other Loan Document shall be in writing and, unless otherwise specifically provided in such other Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by nationally recognized overnight courier service or by certified United States mail, postage prepaid, addressed to the party to whom directed at the applicable address specified in the Preamble to this Mortgage (unless changed by similar notice in writing given by the particular party whose address is to be changed) or by facsimile. Any Notice shall be deemed to have been given either at the time of personal delivery or, in the case of courier or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile, upon receipt; provided that service of a Notice required by any applicable statute shall be considered complete when the requirements of that statute are met. Notwithstanding the foregoing, no notice of change of address shall be effective except upon actual receipt. This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in this Mortgage or in any other Loan Document or in any Swap Contract or to require giving of notice or demand to or upon any Person in any situation or for any reason.

Section 9.9 Joint and Several Liability.

If Mortgagor consists of two (2) or more Persons, the term “Mortgagor” shall also refer to all Persons signing this Mortgage as Mortgagor, and to each of them, and all of them are jointly and severally bound, obligated and liable hereunder. Mortgagee or Lenders may release, compromise, modify or settle with any of Mortgagor, in whole or in part, without impairing, lessening or affecting the obligations and liabilities of the others of Mortgagor hereunder or under the Notes. Any of the acts mentioned aforesaid may be done without the approval or consent of, or notice to, any of Mortgagor. Section 13.23 of the Loan Agreement (the “Joint Borrower Provisions”) is by this reference incorporated herein in its entirety.

Section 9.10 Rules of Construction.

The words “hereof,” “herein,” “hereunder,” “hereto,” and other words of similar import refer to this Mortgage in its entirety. The terms “agree” and “agreements” mean and include “covenant” and “covenants.” The words “include” and “including” shall be interpreted as if followed by the words “without limitation.” The headings of this Mortgage are for convenience of reference only and shall not be considered a part hereof and are not in any way intended to define, limit or enlarge the terms hereof. All references (a) made in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, (b) made in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, (c) to the Loan Documents or any Swap Contract are to the same as extended, amended, restated, supplemented or otherwise modified from time to time unless expressly indicated otherwise, (d) to the Land, Improvements, Personalty, Real Property or Property shall mean all or any portion of each of the foregoing, respectively, and (e) to Articles or Sections are to the respective Articles or Sections contained in this Mortgage unless expressly indicated otherwise. Any term used or defined in the Uniform Commercial Code of the State, as in effect from time to time, which is not defined in this Mortgage shall have the meaning ascribed to that term in the Uniform Commercial Code of the State. If a term is defined in Article 9 of the Uniform Commercial Code of the State differently than in another Article of the Uniform Commercial Code of the State, the term shall have the meaning specified in Article 9.

Section 9.11 Governing Law.

THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS MORTGAGE (AND UNDER THE OTHER LOAN DOCUMENTS IN ACCORDANCE WITH THEIR TERMS) SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO THE CONFLICTS-OF-LAW RULES AND PRINCIPLES OF SUCH STATE. GRANTOR AND BENEFICIARY FURTHER ACKNOWLEDGE, AGREE AND STIPULATE THAT THE STATE OF CALIFORNIA HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES INVOLVED IN THIS TRANSACTION AND TO THE UNDERLYING TRANSACTIONS SECURED BY THIS MORTGAGE. NOTWITHSTANDING THE FOREGOING, THE PARTIES FURTHER AGREE THAT:

(a) THE PROCEDURES GOVERNING THE ENFORCEMENT BY MORTGAGEE AND/OR LENDERS OF PROVISIONAL REMEDIES AGAINST MORTGAGOR DIRECTLY RELATING TO THE SECURED PROPERTY, INCLUDING, BY WAY OF ILLUSTRATION BUT NOT LIMITATION, ANY SUCH ACTIONS FOR REPLEVIN, FOR CLAIM AND DELIVERY OF PROPERTY, OR FOR THE APPOINTMENT OF A RECEIVER, SHALL BE GOVERNED BY THE LAWS OF INDIANA; AND

(b) THE LAWS OF INDIANA SHALL APPLY TO THE EXTENT, BUT ONLY TO THE EXTENT, NECESSARY IN ORDER TO CREATE, PERFECT AND FORECLOSE THE SECURITY INTERESTS, LIENS AND ASSIGNMENTS OF RENTS AND LEASES ARISING UNDER THIS MORTGAGE; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION SHALL IN ANY EVENT BE CONSTRUED TO PROVIDE THAT THE SUBSTANTIVE LAW OF INDIANA SHALL APPLY TO THE OBLIGATIONS AND INDEBTEDNESS SECURED BY THIS MORTGAGE OR EVIDENCED BY THE LOAN DOCUMENTS, WHICH ARE AND SHALL CONTINUE TO BE GOVERNED BY THE SUBSTANTIVE LAW OF THE STATE OF CALIFORNIA. IN SUCH CONNECTION, THE PARTIES FURTHER AGREE THAT:

(1) MORTGAGEE AND/OR LENDERS MAY ENFORCE THEIR RIGHTS UNDER THE LOAN DOCUMENTS (INCLUDING WITHOUT LIMITATION THEIR RIGHT TO SUE MORTGAGOR, TO COLLECT ANY OUTSTANDING INDEBTEDNESS OR TO OBTAIN A JUDGMENT AGAINST MORTGAGOR IN CALIFORNIA, INDIANA OR ANY OTHER STATE FOR ANY DEFICIENCY PRIOR TO OR FOLLOWING FORECLOSURE) IN ACCORDANCE WITH THE TERMS THEREOF. IF MORTGAGEE AND/OR LENDERS OBTAIN A DEFICIENCY JUDGMENT IN A STATE OTHER THAN INDIANA, THEN MORTGAGEE AND/OR LENDERS SHALL HAVE THE RIGHT TO ENFORCE SUCH JUDGMENT IN INDIANA, AS WELL AS IN ANY OTHER STATE; AND

(2) ANY LAWS OF INDIANA RELATING TO USURY, ANTI-DEFICIENCY, ONE FORM OF ACTION, SECURITY-FIRST OR ANY SIMILAR MATTERS SHALL BE INAPPLICABLE TO THE OBLIGATIONS AND INDEBTEDNESS SECURED BY THIS MORTGAGE AND TO THE ENFORCEMENT OR REALIZATION BY MORTGAGEE AND/OR LENDERS OF THEIR RIGHTS AND REMEDIES RELATING THERETO, INCLUDING (i) MORTGAGEE’S AND/OR LENDERS’ RIGHT TO OBTAIN A DEFICIENCY JUDGMENT EITHER PRIOR TO OR FOLLOWING FORECLOSURE OR (ii) MORTGAGEE’S AND/OR LENDERS’ RIGHT TO FORECLOSE ON THE SECURED PROPERTY JUDICIALLY OR NONJUDICIALLY FOLLOWING ANY EXERCISE OR ENFORCEMENT OF ANY OTHER RIGHTS OR REMEDIES OF MORTGAGEE AND/OR LENDERS.

Section 9.12 Entire Agreement.

The Loan Documents and the Swap Contracts constitute the entire understanding and agreement between Mortgagor, Mortgagee and Lenders with respect to the transactions arising in connection with the Loan, and supersede all prior written or oral understandings and agreements between Mortgagor, Mortgagee and Lenders with respect to the matters addressed in the Loan Documents. In particular, and without limitation, the terms of any commitment by Mortgagee to make the Loan are merged into the Loan Documents and Swap Contracts. Except as incorporated in writing into the Loan Documents and Swap Contracts, there are no representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents or Swap Contracts.

Article X

Additional State Provisions

Section 10.1 Principles of Construction. In the event of any inconsistencies between the terms and provisions of this Article 10 and the terms and provision of the other Sections and Articles of this Mortgage, the terms and provisions of this Article 10 shall govern and control.

Section 10.2 Definitions (State Specific). Terms used in this Article 10 that are not otherwise defined are given the same meaning as set forth in this Mortgage. The following terms and references (for purposes of this Article 10 only) shall mean the following:

"Applicable Law” means statutory and case law in the State, including, but not by way of limitation, Mortgages, Ind. Code 32-29-1-1 to 11-1, Mortgage Foreclosure Actions, Ind. Code 32-30-10 et seq., Receiverships, Ind. Code 32-30-5 et seq., and the Uniform Commercial Code — Secured Transactions, Ind. Code 26-1-9.1-1 et seq. (the "UCC”), as amended, modified and/or recodified from time to time; provided, however, if by reason of mandatory provisions of law, the perfection, the effect of perfection or nonperfection, and the priority of a security interests in any Personalty are governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to perfection, effect of perfection or non-perfection, and the priority of the security interests in any such Personalty.

"County” means the County in the State in which the Property is located.

"Secured Obligations” means the Obligations secured by this Mortgage and shall include, without limitation, any judgment(s) or final decree(s) rendered to collect all indebtedness and any other money obligations of Mortgagor to Lenders and/or to enforce the performance or collection of all covenants, agreements, other obligations and liabilities of the Mortgagor under this Mortgage, the Notes, the Loan Agreement or any or all of the other Loan Documents.

Section 10.3 Secured Obligations. Notwithstanding anything contained herein or in any of the other Loan Documents to the contrary, Secured Obligations shall not include any judgment(s) or final decree(s) rendered in another jurisdiction, which judgment(s) or final decree(s) would be unenforceable by a State Court pursuant to Ind. Code 34-54-3-4. The obtaining of any judgment by Mortgagee and/or Lenders (other than a judgment foreclosing this Mortgage) and any levy of any execution under any such judgment upon the Property shall not affect in any manner or to any extent the lien of this Mortgage upon the Property or any part thereof, or any liens, powers, rights and remedies of Mortgagee or Lenders, but such liens, powers, rights and remedies shall continue unimpaired as before until the judgment or levy is satisfied.

Section 10.4 Rights and Remedies under Applicable Law. Notwithstanding anything in this Mortgage, the Notes, the Loan Agreement or the other Loan Documents to the contrary, Mortgagee and Lenders shall be entitled to all rights and remedies that a mortgagee would have under Applicable Law. In the event of any inconsistency between the provisions of this Mortgage and the provisions of Applicable Law, the provisions of Applicable Law shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provisions of this Mortgage that can be construed in a manner consistent with Applicable Law. Conversely, if any provision of this Mortgage shall grant to Mortgagee and/or Lenders any rights or remedies upon default of the Mortgagor which are more limited than the rights or remedies that would otherwise be vested in this Mortgage under Applicable Law in the absence of said provision, Mortgagee and Lenders shall be vested with the rights and remedies granted under Applicable Law. Notwithstanding any provision in this Mortgage relating to a power of sale or other provision for sale of the Property upon an Event of Default other than under a judicial proceeding, any sale of the Property pursuant to this Mortgage will be made through a judicial proceeding, except as otherwise may be permitted under the UCC.

Section 10.5 Unenforceable Remedies. To the extent Applicable Law limits: (i) the availability of the exercise of any of the remedies set forth in this Mortgage, including without limitation the remedies involving a power of sale on the part of Mortgagee (as agent for Lenders) and the right of Mortgagee (as agent for Lenders) to exercise self-help in connection with the enforcement of the terms of this Mortgage, or (ii) the enforcement of waivers and indemnities made by Mortgagor, such remedies, waivers, or indemnities shall be exercisable or enforceable, any provisions in this Mortgage to the contrary notwithstanding, if, and to the extent, permitted by the laws in force at the time of the exercise of such remedies or the enforcement of such waivers or indemnities without regard to whether such remedies, waivers or indemnities were enforceable at the time of the execution and delivery of this Mortgage.

Section 10.6 Future Advances. Notwithstanding anything contained in this Mortgage or the other Loan Documents to the contrary, this Mortgage shall secure: (i) a maximum principal amount of $75,482,250, exclusive of any items described in (ii) below, including any additional advances made from time to time after the date hereof pursuant to the Loan Documents whether made as part of the obligations secured hereby, made at the option of the Mortgagee (as agent for Lenders), made after a reduction to a zero (0) or other balance, or made otherwise, (ii) all other amounts payable by Mortgagor, or advanced by Lenders for the account, or on behalf, of Mortgagor, pursuant to this Mortgage or the other Loan Documents, including amounts advanced with respect to the Property for the payment of taxes, assessments, insurance premiums and other costs and impositions incurred for the protection of the Property to the same extent as if the future obligations and advances were made on the date of execution of this Mortgage; and (iii) future modifications, extensions, and renewals of any Loan Documents or Secured Obligations secured by this Mortgage. Pursuant to Ind. Code 32-29-1-10, the lien of this Mortgage with respect to any future advances, modifications, extensions, and renewals referred to herein and made from time to time shall have the same priority to which this Mortgage otherwise would be entitled as of the date this Mortgage is executed and recorded without regard to the fact that any such future advance, modification, extension, or renewal may occur after this Mortgage is executed. Notwithstanding anything to the contrary contained herein or in the other Loan Documents, Mortgagor acknowledges and agrees that Lenders are under no obligation to make any additional advances following the initial advance evidenced by the Notes.

Section 10.7 Incorporation by Reference. To the extent necessary to interpret this Mortgage, the provisions of the Notes, the Loan Agreement and the other Loan Documents are hereby incorporated by reference into this Mortgage with the same effect as if set forth herein. In the event that any such incorporated provisions of the Notes, the Loan Agreement or the other Loan Documents are inconsistent with the provisions hereof, the provisions of such Loan Documents shall govern and control to the extent of the inconsistency; provided, however, the provisions of this Article 10 shall govern and control in all circumstances, anything in this Mortgage or the Loan Documents to the contrary notwithstanding. Notwithstanding anything contained in this Mortgage and the other Loan Documents to the contrary, the creation, validity, perfection, priority and enforceability of the lien and security interest created by this Mortgage, all warranties of title contained herein with respect to the Property and all provisions hereof relating to the realization of the security covered hereby with respect to the Property shall be governed by Applicable Law.

Section 10.8 Disclosure Law. Mortgagor represents and warrants that it has complied, and will comply, with the Indiana Responsible Property Transfer Law, Indiana Code § 13-25-3-1 et seq. (the “Disclosure Law”), by (A) the completion and delivery to the Mortgagee of a disclosure document in the form required by the Disclosure Law (the “Disclosure Document”), (B) the timely recording in the Office of the Recorder of the County in which the Property is located of a Disclosure Document, and (C) the timely filing in the Office of the Indiana Department of Environmental Management, of the Disclosure Document; or Mortgagor has determined after diligent investigation that the Property does not constitute “property” under the Disclosure Law and therefore delivery, filing and recording of a Disclosure Document is not required.

Section 10.9 Environmental Liens. Neither Mortgagor nor, to the best of Mortgagor’s knowledge, after diligent inquiry and investigation, any tenant of the Property has received a notice of intention to hold a lien as may be imposed under Ind. Code 13-25-4-2, et seq.

Section 10.10 Fixture Filing. Part of the Property is or may become fixtures as such term is defined in Ind. Code 26-1-9.1-102(41). It is intended that as to such fixtures, this Mortgage shall be effective as a continuously perfected financing statement filed pursuant to Ind. Code 26-1-9.1-515 as a fixture filing from the date of the filing of this Mortgage for record with the Recorder of the County in which the Property is located. In order to satisfy Ind. Code 26-1-9.1-502(a) and Ind. Code 26-1-9.1-502(b), the information required to be set forth in an UCC financing statement is set forth in Appendix A attached hereto and made a part hereof. Mortgagor hereby acknowledges receipt of a copy of this Mortgage in compliance with Mortgagee’s obligation to deliver a copy of the fixture filing to Mortgagor pursuant to Section 9.1-502(f) of the UCC. A copy, photographic, or other reproduction of this Mortgage and/or any financing statement relating thereto shall be sufficient for filing and/or recording as a financing statement. The filing of any other financing statement relating to any personal property rights or interests described herein shall not be construed to diminish any right or priority hereunder.

Section 10.11 Subrogation; Waiver. If any of the proceeds of the Notes are utilized to pay off outstanding liens against all or any part of the Property, Mortgagee and Lenders shall be subrogated to any and all rights, superior titles, liens and equities owned or claimed by any owner or holder of any such outstanding liens and debts, however remote, regardless of whether said liens or debts are acquired by Mortgagee and/or Lenders by assignment, or are released by the holder thereof upon payment. Mortgagor, any guarantors and any endorsers hereof or of the Notes jointly and severally waive absolutely and unconditionally any and all rights of subrogation to the rights of Mortgagee and Lenders hereunder or under any of the Loan Documents.

Section 10.12 UCC Remedies. It is the intention of the parties hereto that this Mortgage shall constitute a security agreement within the meaning of Applicable Law. If an Event of Default shall occur and be continuing under this Mortgage, then in addition to having any other right or remedy available at law or in equity, Mortgagee and Lenders shall have the option pursuant to Applicable Law of either (i) proceeding under Applicable Law and exercising such rights and remedies as may be provided to a secured party by Applicable Law with respect to all or any portion of the personal property that is not real property (including, without limitation, taking possession of and selling such personal property) or (ii) treating such collateral as real property and proceeding with respect to both the real and collateral constituting the Property in accordance with Mortgagee’s and Lenders’ rights, powers and remedies with respect to the real property under Applicable Law (in which event the default provisions of the UCC shall not apply). Mortgagee and/or Lenders may exercise any or all of the remedies available to a secured party under the UCC. Upon request or demand of Mortgagee and/or Lenders after the occurrence and during the continuance of an Event of Default, Mortgagor shall, at its expense, assemble the collateral and make it available to Mortgagee (as agent for Lenders) at the Land if tangible property, and if not, at a place designated by Mortgagee which is reasonably convenient to both Mortgagee and Mortgagor. Any notice of sale, disposition or other intended action by Mortgagee (as agent for Lenders) with respect to the collateral sent to Mortgagor in accordance with the provisions of this Mortgage at least ten (10) days prior to such action, shall, except as otherwise provided by Applicable Law, constitute reasonable notice to Mortgagor.

Section 10.13 No Waiver of Right to Seek Deficiency. Anything contained in Ind. Code. 32-29-7-5 to the contrary notwithstanding, no waiver made by Mortgagor in this Mortgage, the Notes, the Loan Agreement or in any of the other Loan Documents shall constitute the consideration for or be deemed to be a waiver or release by Mortgagee or Lenders or any judgment holder of the Secured Obligations of the right to seek a deficiency judgment against the Mortgagor or any other person or entity who may be personally liable for the Secured Obligations, which right to seek a deficiency judgment is hereby reserved, preserved and retained by Mortgagee and Lenders for their own behalf and its successors and assigns.

Section 10.14 Application of Proceeds of Foreclosure Sale. The proceeds of any foreclosure sale of the Property shall be distributed and applied pursuant to this Mortgage and the other Loan Documents, to the fullest extent permitted by Applicable Law.

Section 10.15 Additional Provision Regarding Foreclosure. With respect to any foreclosure sale of all or any of the Property, Mortgage agrees that (a) there is an irrebuttable presumption that the foreclosure sale price is equal to the fair market value of the Property sold for purposes of calculating any deficiencies owed by Mortgagor, guarantors and others against whom recovery of a deficiency is sought, regardless of whether the purchaser at the foreclosure sale is the Mortgagee, any Lender or any other person; and (b) in the event that the foregoing presumption shall not be applied for any reason, and the value of the Property is determined by a court of competent jurisdiction for purposes of calculating any deficiencies owed by Mortgagor, guarantors and others against whom recovery of a deficiency may be sought, the following shall be considered competent evidence for the finder of fact’s determination of the fair market value of the Property as of the date of the foreclosure sale: (i) the Property shall be valued in an “as is” condition as of the date of the foreclosure sale, without any assumption or expectation that the Property will be repaired or improved in any manner before a resale of the Property after foreclosure; (ii) the valuation shall be based upon an assumption that the foreclosure purchaser desires a prompt resale of the Property for cash promptly (but no later than twelve months) following the foreclosure sale; (iii) all expenses to be incurred when Mortgagee, any Lender or other purchaser resells the Property, including reasonable closing costs customarily borne by the seller in a commercial real estate transaction, should be added to the Expenses, including, without limitation, brokerage commissions, expenses of title insurance, survey, an environmental assessment and any necessary or appropriate testing and remediation of the Property, tax prorations, attorneys’ fees, and marketing costs; (iv) the gross fair market value of the Property shall be further discounted for any estimated holding costs associated with maintaining the Real Property pending sale, including, without limitation, utilities expenses, property management fees, taxes and assessments (to the extent not accounted for in subsection (iii) above), and other maintenance expenses; and (v) any expert opinion testimony given or considered in connection with a determination of the fair market value of the Property must be given by persons having at least five years’ experience in appraising improved property in the vicinity where the Property is located and being actively engaged therein at the time of such testimony.

Section 10.16 Purchase by Mortgagee. Upon any foreclosure sale or sales of all or any portion of the Property under this Mortgage and Applicable Law, Mortgagee and any Lender may bid for and purchase the Property and shall be entitled to apply all or any part of the Secured Obligations as a credit to the purchase price.

Section 10.17 Consent To Receiver and No Mortgagee-In-Possession. Subject to the terms and provisions of this Mortgage, any receiver, when duly appointed pursuant to Ind. Code 32-30-5-1(4)(C), shall have all of the powers and duties of receivers pursuant to Applicable Law; provided, however, no appointment of a receiver for the Property by any court at the request of Mortgagee (as agent for Lenders) or by agreement with the Mortgagor, or the entering into possession of any part of the Property by such receiver, shall be deemed to make Mortgagee or Lenders a “mortgagee-in-possession” or otherwise responsible or liable in any manner with respect to the Property or the use, occupancy, enjoyment or operation of all or any portion thereof.

Section 10.18 Reimbursable Costs. All costs incurred by Mortgagee and Lenders pursuant to this Mortgage, to the extent reimbursable under Applicable Law, whether or not enumerated in this Mortgage or the other Loan Documents (“Reimbursable Costs”), shall be added to the Secured Obligations or by the judgment of foreclosure, which Reimbursable Costs may include, without limitation, all costs and expenses which may be paid or incurred by or on behalf of Mortgagee and/or Lenders in any proceeding to enforce this Mortgage or foreclose upon the Property, all expenses of any environmental site assessments, environmental audits, environmental remediation costs, appraisals, surveys, engineering studies, wetlands delineations, flood plain studies, and any other similar testing or investigation deemed necessary or advisable by Mortgagee (as agent for Lenders) incurred in preparation for, contemplation of or in connection with the enforcement of this Mortgage and/or the collection of the Obligations and for attorneys’ fees, appraiser’s fees, receiver’s costs and expenses, insurance, taxes, outlays for documentary and expert evidence, expenses and costs for preservation of the Property, stenographer’s charges, publication costs and costs of procuring all abstracts of title, title searches and examination, guarantee policies, and similar data and assurances with respect to title as may deem to be reasonably necessary either to prosecute such suit or to evidence to bidders at any foreclosure sale which may be had pursuant to such decree the true condition of the title to or value of the Property or for any other reasonable purpose. The amount of any such Reimbursable Costs which may be paid or incurred after the decree or judgment for sale is entered may be estimated and the amount of such estimate may be allowed and included as additional indebtedness secured hereby in the foreclosure judgment or decree for or sale. The phrases “attorneys fees”, “legal fees” and counsel fees” when used herein or in the other Loan Documents shall include any and all attorneys’, paralegals’ and law clerks’ fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by Mortgagee or any Lender in protecting its interest in the Property, or any part thereof and enforcing its rights hereunder.

Section 10.19 Security Interest – Rents. Without limiting the scope of the assignment of Rents contained in this Mortgage, the assignment of Rents set forth herein shall constitute an assignment of rents as set forth in Ind. Code 32-21-4-2 and thereby creates, and Mortgagor hereby grants to Mortgagee (as agent for Lenders), a security interest in the Rents that will be perfected upon the recording of this Mortgage.

Section 10.20 Consolidation of Actions. If Mortgagee or any Lender brings an action in the State to recover judgment under the Notes, the Loan Agreement or any of the other Loan Documents and during the pendancy of such action brings a separate action in the State under this Mortgage, such actions shall be consolidated if and to the extent required pursuant to Ind. Code 32-30-10-10.

Section 10.21 Trade Name. Mortgagor warrants that Mortgagor does business under no other names with respect to this Mortgage and the Property. Mortgagor shall immediately notify Mortgagee (as agent for Lenders) in writing of any change in the name of and the use of any trade names by Mortgagor and, upon request of Mortgagee (as agent for Lenders), shall execute any additional financing statements and other certificates required to reflect any change in name or trade names and shall execute and file any assumed name certificate required by applicable laws including, without limitation, Ind. Code 23-15-1-1.

Section 10.22 Satisfaction or Release. Notwithstanding any release or satisfaction of this Mortgage pursuant to the terms and conditions hereof, any of the terms and provisions of this Mortgage that are intended to survive, shall nevertheless survive, to the extent permitted by Applicable Law, the release or satisfaction of this Mortgage whether voluntarily granted by Mortgagee (as agent for Lenders), as a result of a judgment upon judicial foreclosure of this Mortgage or in the event a deed in lieu of foreclosure is granted by Mortgagor to Mortgagee (as agent for Lenders).

Section 10.23 Perfection. Mortgagee’s and Lenders’ interest hereunder shall be perfected no later than the date and time of recording, pursuant to Ind. Code 32-21-4-2 and enforceable, among other things, in accordance with Ind. Code. 32-29-1-11.

Section 10.24 Additional Waiver. Mortgagor expressly waives and relinquishes any and all rights and remedies which Mortgagor may have or be able to assert by reason of the laws of the State pertaining to the rights and remedies of sureties. Each of the Obligations is payable without relief from valuation and appraisement laws, and Mortgagor expressly waives and relinquishes any and all rights which Mortgagor may have or be able to assert by Applicable Law providing for any valuation or appraisement before sale of any portion of the Property.

Section 10.25 After Acquired Property. If, after the date of this Mortgage, Mortgagor acquires any property located on and used in connection with the Property and that by the terms of this Mortgage is required or intended to be encumbered by this Mortgage, the property shall become subject to the lien and security interest of this Mortgage immediately upon its acquisition by Borrower and without any further mortgage, conveyance, assignment or transfer. Nevertheless, upon Mortgagee’s (as agent for Lenders) request at any time Mortgagor will execute, acknowledge and deliver any additional instruments and assurances of title and will do or cause to be done anything further that is reasonably necessary for carrying out the intent of this Mortgage.

Section 10.26 No Joint Venture. Nothing contained in this Mortgage or any other Loan Document is intended to create a partnership, joint venture, or association between Mortgagor, Mortgagee, and/or Lenders, or in any way make Mortgagee or Lenders a co-principal with Mortgagor with reference to the Property, and any inferences to the contrary are hereby expressly waived.

Section 10.27 Indemnification Notice. IT IS EXPRESSLY AGREED AND UNDERSTOOD BY MORTGAGOR THAT THIS MORTGAGE AND THE OTHER LOAN DOCUMENTS MAY INCLUDE INDEMNIFICATION PROVISIONS WHICH, IN CERTAIN CIRCUMSTANCES, INCLUDE AN INDEMNIFICATION BY MORTGAGOR OF MORTGAGEE AND LENDERS FROM CLAIMS OR LOSSES ARISING AS A RESULT OF MORTGAGEE’S OR LENDERS’ OWN OR SOLE NEGLIGENCE AND SUCH INDMENIFICATION PROVISIONS SHALL SURVIVE THE SATISFACTION OR RELEASE OF THIS MORTGAGE.

IN WITNESS WHEREOF, Mortgagor has caused this Mortgage to be executed as of the day and year first written above.

MORTGAGOR:
G&E HEALTHCARE REIT EPLER PARKE BUILDING B, LLC, a Delaware limited liability company By: /s/ Andrea R. Biller Printed Name: Andrea R. Biller Title: Authorized Signatory

STATE OF CALIFORNIA	)
)
COUNTY OF ORANGE	)

On June 13, 2008, before me, Monica Chavez, a Notary Public, personally appeared Andrea R. Biller who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her authorized capacity, and that by her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing is true and correct.

WITNESS my hand and official seal.

Signature /s/ Monica Chavez

[Seal] Monica Chavez
[Seal] Commission # 1762879
[Seal] Notary Public – California
[Seal] Orange County
[Seal] My Comm. Expires Aug 21, 2011

Upon recording return to:

Sheppard, Mullin, Richter & Hampton llp
Attn: Kenneth D. Fox
650 Town Center Drive, Fourth Floor
Costa Mesa, CA 92626

This instrument was prepared by Kenneth D. Fox.

I affirm, under the penalties for perjury, that I have taken reasonable care to redact each Social Security number in this document, unless required by law. Kenneth D. Fox